Exhibit 99.1

Yuma Energy, Inc.

FOR IMMEDIATE RELEASE

Yuma Energy, Inc. Enters Into Restructuring and Exchange Agreement

HOUSTON, TX – October 2, 2019 – Yuma Energy, Inc. (NYSE American: YUMA) (“Yuma,” the “Company,” “we” or “our”) today announced that it has entered into a Restructuring and Exchange Agreement (the “Restructuring Agreement”) with Red Mountain Capital Partners LLC and its affiliates (“Red Mountain”). As previously disclosed, YE Investment LLC, an affiliate of Red Mountain (“YE”), purchased all of the Company’s outstanding senior secured bank indebtedness and related liabilities under the Company’s credit facility (the “Credit Facility”), including the Company’s remaining hedge obligations due to its hedge counterparties (“Hedge Liabilities”). The primary purposes of the Restructuring Agreement are to reform Yuma’s capital structure, address the Company’s liquidity needs, and regain compliance with the NYSE American LLC listing standards. The Company plans to hold a Special Meeting of Stockholders to vote on matters required to be approved by stockholders in connection with the transactions contemplated by the Restructuring Agreement (the “Transactions”).

Mr. Anthony C. Schnur, Interim Chief Executive Officer and Chief Restructuring Officer commented, “The Restructuring Agreement and the modification of the Credit Facility, will immediately reduce Yuma’s debt-related and hedge liabilities by $34.7 million, and increase Yuma’s shareholder equity by the same amount. Yuma’s internal review indicates that the Company has sufficient NOLs to offset the associated cancellation of indebtedness income. In addition, the anticipated conversion of the Series D Preferred Stock into common stock will eliminate a liquidation preference of approximately $23.8 million. These factors indicate that the Transactions are accretive to the current shareholder equity of the Company and that the restructuring plan as adopted, with dramatically reduced levels of debt, favorably positions Yuma for the future.

“Management will continue to control overhead and operating costs as we have done over the previous six months, and we continue to be diligent in meeting the Company’s obligation to reduce its other liabilities in order to complete all phases of the restructuring. With additional capital availability, we will continue to address our production enhancement opportunities at the field level. Yuma’s reformed capital structure will significantly improve our ability to pursue merger and acquisition opportunities and/or equity financings.”

A summary of the Transactions are as follows:

-
The Credit Facility has been modified to (i) reduce the outstanding principal balance from approximately $32.8 million, plus accrued and unpaid interest and expenses, to $1.4 million (the “Modified Note”) with the forgiveness of approximately $31.4 million plus the accrued and unpaid interest and expenses, (ii) increase the interest rate to 10% per annum payable monthly beginning in January 2020, and (iii) extend the maturity date to September 30, 2022. In addition, Hedge Liabilities in the amount of $750,000 have been eliminated.

-
The Company and YE will negotiate in good faith to enter into an amended and restated credit facility providing for up to $2.0 million of availability with a maturity date of September 30, 2022.

-
Upon stockholder approval, the Modified Note will be exchanged for a convertible note (the “Convertible Note”) that will be convertible into approximately 10.9 million shares of Yuma common stock, which would represent approximately 70% of the outstanding shares on a pro forma basis, assuming full conversion of the outstanding shares of Series D Preferred Stock as discussed below. Additionally, Hedge Liabilities in the amount of $360,000 will be eliminated as part of this exchange.

-
Upon stockholder approval, the conversion price of the Series D Preferred Stock will be reduced such that the Series D Preferred Stock will be convertible into approximately 3.1 million shares of Yuma common stock, which would represent approximately 20% of the outstanding shares on a pro forma basis, assuming full conversion of the Convertible Note as discussed above.

-
Upon the conversion of the Convertible Note and the Series D Preferred Stock, there will be a change in control of the Company as Red Mountain and its affiliates will hold approximately 90% of Yuma’s outstanding common stock.

-
At the closing of the Restructuring Agreement, Red Mountain will have the right (but not the obligation) to nominate an aggregate of four directors to the Company’s Board of Directors.

Concurrently with the execution of the Restructuring Agreement, the Company has appointed Red Mountain’s nominee, J. Christopher Teets as a director. Mr. Teets is a partner of Red Mountain and previously served on the Yuma Board of Directors.

For further details regarding the Restructuring Agreement and the Transactions, please reference our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 2, 2019.

Continuing Uncertainty
The Company’s audited consolidated financial statements for the year ended December 31, 2018, included a going concern qualification. The risk factors and uncertainties described in our SEC filings for the year ended December 31, 2018, the quarter ended March 31, 2019, and the quarter ended June 30, 2019 raise substantial doubt about the Company's ability to continue as a going concern.

About Yuma Energy, Inc.
Yuma Energy, Inc., a Delaware corporation, is an independent Houston-based exploration and production company focused on acquiring, developing and exploring for conventional and unconventional oil and natural gas resources. Historically, the Company’s activities have focused on inland and onshore properties, primarily located in central and southern Louisiana and southeastern Texas. Its common stock is listed on the NYSE American under the trading symbol “YUMA.”

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any and all statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the ability to obtain stockholder approval of the Transactions; the ability to consummate the Transactions; the consequences of consummating the Transactions; the ability of the Company to enter into an amended and restated credit facility; the ability to maintain sufficient liquidity to fund operations; the ability to remain listed on the NYSE American; the ability to continue as a going concern; and the ability to use net operating losses to offset cancellation of indebtedness income. The Company’s annual report on Form 10-K for the year ended December 31, 2018, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other SEC filings discuss some of the important risk factors identified that may affect its business, results of operations, and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements, except as required by law.

For more information, please contact
M. Carol Coale
Managing Director
Dennard Lascar Investor Relations
1800 West Loop South, Suite 200
Houston, TX 77027
713-529-6600
ccoale@dennardlascar.com